Exhibit No. 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our report dated November 13, 2026 in the Registration Statement on Form S-1, under the Securities Act of 1933 with respect to the balance sheet of ELT Design Holdings Limited (the “Company”) as of August 31, 2026 and the related statement of operations and comprehensive loss, statement of changes in stockholders’ equity, and statement of cash flows for the period ended from September 16, 2025 (date of inception) to August 31, 2026, and the related notes included herein.

We also consent to the reference to us under the heading “Interests of named experts and counsel” in such Registration Statements.

/s/ JP Centurion & Partners PLT

JP Centurion & Partners PLT (PCAOB: 6723)

Kuala Lumpur, Malaysia

November 13, 2026